Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-174207, No. 333-194343 and No. 333-256158) of our reports dated March 19, 2026 with respect to the consolidated financial statements and related consolidated financial statement schedule of RCI Hospitality Holdings, Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in this Annual Report on Form 10-K for the year ended September 30, 2025.
/s/ CBIZ CPAs P.C.
Marlton, New Jersey
March 19, 2026